EUROPACIFIC GROWTH FUND

ESTABLISHMENT AND DESIGNATION OF ADDITIONAL CLASSES
OF SHARES OF BENEFICIAL INTEREST WITHOUT PAR VALUE
(THE "INSTRUMENT")

 The undersigned, being a majority of the Trustees of EuroPacific Growth Fund, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.1 of the Trust's Declaration of Trust dated May 17, 1983, as amended and restated on March 5, 1984 (the "Declaration of Trust"), hereby further divide and classify the authorized and unissued shares of beneficial interest (together with the shares of beneficial interest without par value, now outstanding, the "Shares") into the ten additional classes of Shares designated below in paragraph 1 (each such class, including the four Share classes previously designated by instruments signed by a majority of the Trustees, is referred to as a "Class" and, collectively, the "Classes"). Each Class (including all currently issued and outstanding shares previously designated as Class A Shares, Class B Shares, Class C Shares and Class F Shares) shall be unlimited in number and have the special and relative rights specified in this Instrument:

 1. The ten additional Classes shall be designated as follows:

Class 529-A Class R-1
Class 529-B Class R-2
Class 529-C Class R-3
Class 529-E Class R-4
Class 529-F Class R-5

 2. Each Share of each Class of the Trust shall represent a pro rata beneficial interest in the assets attributable to its Class, and shall be entitled to receive its pro rata share of net assets attributable to that Class of Shares of the Trust upon liquidation of the Trust, all as provided in or not inconsistent with the Declaration of Trust. Unless otherwise provided in this Instrument, each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

 3. Upon the effective date of this Instrument:

  a. Each Share of each Class of the Trust shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters which those Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Trust shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940 (the "Investment Company Act"), and the rules thereunder, in which case only the Shareholders of that Class or those Classes shall be entitled to vote thereon.

  b. Each Class of Shares of the Trust may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Trustees of the Trust in accordance with the Investment Company Act and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the Shares.

  c. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Trust may, pursuant to a Plan adopted by the Trustees to conform with Rule 18f-3 under the Investment Company Act, or a similar rule, provision, interpretation or order under the Investment Company Act, be charged to and borne solely by that Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

 d. Except as otherwise provided hereinafter, on a business day no later than the fifteenth day of the first calendar month following the expiration of a 96-month period commencing on the first day of the calendar month during which Class 529-B shares were purchased by a holder thereof, such shares (as well as a pro rata portion of any Class 529-B shares purchased through the reinvestment of dividends or other distributions paid on all Class 529-B shares held by such holder) shall automatically convert to Class 529-A shares on the basis of the respective net asset values of the Class 529-B shares and the Class 529-A shares on the conversion date; PROVIDED, HOWEVER, that the Board of Directors, in its sole discretion, may suspend the conversion of Class 529-B shares if any conversion of such shares would constitute a taxable event under federal income tax law (in which case the holder of such Class 529-B shares shall have the right to exchange from time to time any or all of such Class 529-B shares held by such holder for Class 529-A shares on the basis of the respective net asset values of the Class 529-B shares and Class 529-A shares on the applicable exchange date and without the imposition of a sales charge or fee); and PROVIDED, FURTHER, that conversion (or exchange) of Class 529-B shares represented by stock certificates shall be subject to tender of such certificates; and

  e. Subject to the foregoing paragraph, each Class of Shares of the Trust may have such different exchange rights as the Trustees shall determine in compliance with the Investment Company Act.

 4. The Trustees (including any successor Trustees) of the Trust shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any Class, provided that no change shall adversely affect the rights of Shareholders of such Class.

 Except as otherwise provided in this Instrument, the foregoing shall be effective as of the date set forth below.

/s/ Elisabeth Allison                   William H. Kling, as Trustee
Elisabeth Allison, as Trustee           /s/ John G. McDonald
/s/ Mark E. Denning                     John G. McDonald, as Trustee
Mark E. Denning, as Trustee             /s/ William I. Miller
/s/ gina H. Despres                     William I. Miller, as Trustee
Gina H. Despres, as Trustee             /s/ Kirk P. Pendleton
/s/ Robert A. Fox                       Kirk P. Pendleton, as Trustee
Robert A. Fox, as Trustee               /s/ Donald E. Petersen
/s/ Alan Greenway                       Donald E. Petersen, as Trustee
Alan Greenway, as Trustee               /s/ Thierry Vandeventer
/s/ Koichi Itoh                         Thierry Vandeventer, as Trustee
Koichi Itoh, as Trustee                 Dated:  December 6, 2001
/s/ William H. Kling
